Exhibit 99.1

For Immediate Release	Media Contact:	Meghan O’Sullivan
978-264-0707 x201
meghan@ocmarketing.com

Flagship Global Health Appoints New Chairman and New Directors to Its Board

NEW YORK, NY -- December 13, 2007 -- Today Flagship Global Health, Inc. (FGHH) elected Mr. John H. Flood III and Mr. Richard Howard to the Board of Directors.  Mr. Howard was also appointed as the new Chairman of the Board.

Richard Howard presently serves as the Managing Director of BHL Strategies, a consulting firm that provides management services to companies and nonprofit organizations.  Mr. Howard served on the Board of Directors of Flagship from November 2004 to July 2007 and was the President of Flagship from July 2004 to August 2005. From 1985 to 2003, he worked for Genesis Health Ventures, Inc. At various times during his seventeen years with Genesis he served as Vice Chairman, President and Chief Operating Officer. He also served as a member of the Board of Directors for all seventeen years.  He received a BS in Economics and Corporate Finance from the Wharton School at the University of Pennsylvania.

"We have always taken very seriously our responsibility to make Flagship Global Health successful for our clients and investors as well as help provide a global solution to the world's quest for quality healthcare," says Howard.

John Flood, who was recently named Chief Executive Officer, joined Flagship Global Health in 2004. Prior to being named as Chief Executive Officer he served as President. Before joining Flagship he was the managing partner of the law firm of Flood Donohue Johnston & McShane, from 1994 to 2004. From 1984 to 1994, he worked for NFL Properties, the centralized marketing company of the National Football League, where he served as company President and helped the company grow to over one billion dollars in retail sales. Mr. Flood received his AB in Psychology from Harvard University and his JD from the University of Virginia School of Law.

About Flagship Global Health

Flagship is an international membership-based organization dedicated to providing the highest level of healthcare quality for its members, whether they are at home or traveling.  Flagship is focused on providing priority appointments to renowned and clinically acclaimed physicians, who are typically difficult to access.  Rather than simply providing names, Flagship also offers emergent care needs, a personal electronic internet-based medical record repository and air evacuation to its members,  all linked by a sophisticated and proprietary information management system.

This press release contains forward-looking statements concerning Flagship Global Health, Inc. The actual results may differ materially depending on a number of factors that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. All forward- looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Flagship Global Health, Inc. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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